EMPLOYMENT AGREEMENT
     This EMPLOYMENT AGREEMENT (hereinafter the “Agreement”) dated as of ___, 2007, is entered into by and between Rockhill Holding Company, a Delaware corporation, (the “Company”), and Jeffrey B. Murphy (the “Executive”).
     WHEREAS, the Company wishes to secure the services of the Executive; and
     WHEREAS, the parties wish Executive to serve as the President and Chief Executive Officer of RTW, Inc., a Minnesota corporation (“RTW”), which is a wholly owned subsidiary of the Company, and to enter into this Agreement on the terms and conditions hereinafter set forth.
     NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein and for other good and valuable consideration, the receipt and adequacy of which are mutually acknowledged, the Company and the Executive agree as follows:
     1. Definitions. For purposes of this Agreement, the following terms shall have the following meanings:
      (a) “Base Salary” means the salary provided for in Section 4 or any increased salary granted to the Executive pursuant to Section 4.
      (b) “Board” means the Board of Directors of the Company.
      (c) “Cause” means the Executive:
         (i) Has materially failed, neglected or refused to perform his duties under this Agreement;
         (ii) Has engaged in malfeasance, misappropriation, fraud, dishonesty or gross misconduct in the performance of his duties to the Company and such act has the effect of injuring the business or reputation of the Company or any of its subsidiaries or affiliates;
         (iii) Has violated any RTW or Company policies and practices and such violation has a material adverse effect on the Company or its subsidiaries or affiliates;
         (iv) Has committed a material breach of this Agreement including those provisions relating to confidentiality, non-competition and non-solicitation set forth in Section 12 hereof; or
         (v) Has been convicted of or plead guilty or no contest to a crime involving moral turpitude or a felony.
      (d) “Disability” means that the Executive (a) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (b) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than 3 months under an accident and health plan covering employees of the Executive’s employer.
      (e) “Effective Date” means the date first indicated above.
      (f) “Good Reason” means that one or more of the following events shall have occurred:
         (i) The Company has materially changed or undermined the Executive’s rights, duties and responsibilities as President and Chief Executive Officer of RTW or otherwise without the Executive’s consent;
         (ii) The Company has relocated the executive offices of RTW outside of the Minneapolis, Minnesota metropolitan area or otherwise requires the Executive to conduct his business outside of the Minneapolis, Minnesota metropolitan area (except for the ordinary course of business travel as contemplated by Section 3(a) of this Agreement) without the consent of the Executive;
         (iii) The Company has committed a material breach of this Agreement, the Bonus Pool or any Award Agreement with Executive; or
         (iv) There has been a Change of Control. A Change of Control shall occur in the event of a change in the ownership of the Company which occurs on the date that any one person, or more than one person acting as a group, acquires ownership of stock of the Company that, together with stock held by such person or group, constitutes more than 50 percent of the total fair market value or the total voting power of the stock of the Company. Persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or a similar business transaction with the Company.
         (v) For the purpose of this Paragraph 1(f), the Executive must provide notice to the Company of the condition described in this Paragraph 1(f) giving rise to the Good Reason termination, and the Company will thereafter have a period of at least thirty days during which it may remedy the condition. In any event, the Executive must provide written notice to the Company of the Executive’s resignation for Good Reason within not more than two years following the Change of Control.
      (g) “Party” or “Parties” means the Company and/or the Executive.
      (h) “Person” means any individual, corporation, partnership, limited liability company, joint venture, trust, estate, board, committee, agency, body, employee benefit plan or other person or entity.
      (i) “Proceeding” means any threatened or actual action, suit or proceeding, whether civil, criminal, administrative, investigative, appellate or other.
      (j) “Standard Benefit” means any amounts earned, accrued or owing to the Executive but not yet paid, and receipt of other benefits, if any, in accordance with, and subject to, the applicable plans and programs of the Company.
      (k) “Term of Employment” means the period specified in Section 2.

     2. Term of Employment.
      (a) The Company agrees to employ the Executive under this Agreement, and the Executive accepts such employment, for a period commencing on the Effective Date and ending on the second anniversary thereof, or such later date as provided in Section 2(b). Notwithstanding the foregoing, the Term of Employment shall be earlier terminated upon the termination of the Executive’s employment, but only in accordance with the provisions of Section 9.
      (b) The Term of Employment shall be extended automatically for one additional year beginning on the last day before the second anniversary of the Effective Date (the “Extension Date”) and on each anniversary of the Extension Date thereafter unless and until, not later than three months prior to the Extension Date or any anniversary of the Extension Date, the Company or the Executive gives written notice to the other party that the Term of Employment shall not be so extended.
     3. Positions; Duties; Responsibilities; and Place of Employment.
      (a) During the Term of Employment, the Executive shall be employed as the President and Chief Executive Officer of RTW or in such other position or positions with the Company, its subsidiaries or affiliates, as the Board shall from time to time specify. The Executive, in carrying out his executive duties under this Agreement, shall report to the President and Chief Executive Officer of the Company. While employed by the Company hereunder, the Executive shall perform his duties at RTW’s offices in Minneapolis, Minnesota; provided, however, that the Executive shall be required to travel as reasonably necessary in carrying out his duties and obligations hereunder. The Executive is required to work the hours and days reasonably necessary to fulfill his duties under this Agreement.
      (b) The Executive acknowledges that his duties and responsibilities hereunder will require his full business time and effort and agrees that, during the Term of Employment, he will not engage in any other business activity or have any business pursuits or interests that materially interfere or conflict with the proper performance of his duties hereunder.
     4. Base Salary. Commencing as of the Effective Date, the Company shall pay the Executive an annualized Base Salary of $350,000 during the Term of Employment. Such Base Salary shall be payable at intervals in accordance with the regular payroll practices of the Company applicable to executives, but no less frequently than monthly. The Board shall review the Base Salary no less frequently than annually during the Term of Employment; provided, however, that the Base Salary shall not be decreased during the Term of Employment below the amount set forth above without the Executive’s consent (including, without limitation, for the purpose of determining benefits due under Section 9).
     5. Bonus Pool. Commencing as of the Effective Date and terminating December 31, 2007, Executive shall continue to be eligible to participate in any existing RTW bonus plan. Beginning on January 1, 2008, the Executive shall be eligible to participate in the Rockhill Holding Company Bonus Plan during the remaining Term of Employment, subject to the terms and conditions of the Company’s plan.

     6. Restricted Stock. On January 1, 2008, the Executive shall be awarded 1,000 shares of restricted stock (“Restricted Shares”) under the Rockhill Holding Company 2005 Restricted Stock Plan- Performance Vesting (the “Restricted Stock Plan”). Pursuant to the terms and subject to the conditions of the Restricted Stock Plan, the shares shall vest according to the achievement of certain performance criteria.
     7. Other Benefits.
      (a) Employee Benefits. During the Term of Employment, the Executive shall be entitled to the benefits listed on Schedule A hereof and shall be eligible to participate in all employee benefit plans, programs and arrangements made available generally to the Company’s executives in accordance with the terms and subject to the conditions of such plans, programs and arrangements; provided, however, that, except with respect to the benefits listed on Schedule A hereof, nothing in this Agreement shall be construed to require the Company to establish or maintain any such plans, programs or arrangements, or to prevent the Company from terminating any such plan, program or arrangement in accordance with its terms, except as required by law. From the period of close to a date specifically agreed to by the President and Chief Executive Officer of the Company and the Executive, said Executive shall continue to be eligible for benefits historically offered by RTW.
      (b) Perquisites. During the Term of Employment, the Executive shall participate in all fringe benefits and perquisites available to executives of the Company at levels and on terms and conditions that are commensurate with his positions and responsibilities at the Company. The Executive shall also receive such additional fringe benefits and perquisites as the Company may, in its discretion, from time to time elect to provide.
      (c) Vacation, Holidays, and Leave. During the Term of Employment, the Executive shall be entitled to vacation, holidays, and leave in accordance with the reasonable practices of the Company. In no instance shall said Executive lose any such or like days previously credited by RTW.
     8. Reimbursement of Business Expenses. The Executive is authorized to incur reasonable expenses in carrying out his duties and responsibilities under this Agreement and the Company shall promptly reimburse the Executive for all such expenses, subject to documentation in accordance with reasonable policies of the Company.
     9. Termination of Employment.
      (a) Termination Due to Death. If the Executive’s employment hereunder is terminated due to his death, his estate or his beneficiaries (as the case may be) shall be entitled to the following:
         (i) payment of Base Salary, in accordance with the Company’s regular payroll practices (based on the Executive’s rate of annual Base Salary at the time of his death), through the date of his death; and
         (ii) payment of the Standard Benefit.
      (b) Termination Due to Disability. If the Executive’s employment hereunder is terminated due to Disability, the Executive shall be entitled to the following:

         (i) payment of Base Salary, in accordance with the Company’s regular payroll practices (based on the Executive’s rate of annual Base Salary at the time of the Executive’s termination of employment), through the date of the Executive’s termination of employment until commencement of long-term disability payments, but in no event for more than one year following the last day of the Executive’s employment;
         (ii) payment of the Standard Benefit; and
         (iii) continued participation for one year for the Executive and each of his covered dependents in all medical, dental, hospitalization and life insurance coverages and in all other employee welfare benefit plans, programs and arrangements, in which the Executive and such dependents were participating at the time of the Executive’s termination of employment, to the extent permitted by applicable law and the terms of such programs and arrangements, on terms and conditions no less favorable than those applying on such date.
      (c) Termination by the Company for Cause. The Company may terminate the Executive’s employment for Cause at any time during the Term of Employment. If the Company terminates the Executive’s employment for Cause, the Executive shall be entitled to the following:
         (i) payment of Base Salary through the last day of the Executive’s employment; and
         (ii) payment of the Standard Benefit.
      (d) Termination by the Company Without Cause or by the Executive for Good Reason. The Company may terminate the Executive’s employment without Cause and the Executive may terminate his employment voluntarily for Good Reason, at any time during the Term of Employment. If the Executive’s employment hereunder is terminated by the Company without Cause or by the Executive for Good Reason, subject to Section 9(f), the Executive shall be entitled to:
         (i) payment of Base Salary, in accordance with the Company’s regular payroll practices (based on the Executive’s rate of annual Base Salary at the time of the Executive’s termination of employment) for twelve months following the last day of the Executive’s employment;
         (ii) continued participation for one year for the Executive and each of his covered dependents in all medical, dental, hospitalization and life insurance coverages and in all other employee welfare benefit plans, programs and arrangements, in which the Executive and such dependents were participating at the time of the Executive’s termination of employment, to the extent permitted by applicable law and the terms of such programs and arrangements, on terms and conditions no less favorable than those applying on such date; and
         (iii) payment of the Standard Benefit.
      For the purposes of this Agreement and grants made to the Executive under the Restricted Stock Plan and prior to the second anniversary of the Effective Date, in the event the Term of Employment is not extended (whether at the Extension Date or any one year anniversary thereof) as a result of the Company providing notice as provided in Section 2(b), such failure to extend shall be deemed a termination by the Company without Cause. For purposes of grants made to the Executive under the Restricted Stock Plan, termination by the Executive for Good Reason shall be deemed a termination by the Company without Cause.
      (e) Voluntary Termination. The Executive may voluntarily terminate his employment during the Term of Employment, provided he gives at least 30 days advance written notice. If the Executive voluntarily terminates his employment (and not because of Good Reason, his death or due to Disability), the Executive shall have the same entitlements hereunder as provided in Section 9(c) in the case of a termination by the Company for Cause.
      (f) Release. Notwithstanding any provision herein to the contrary, the Company may require that, prior to payment of any amount or provision of any benefit pursuant to Section 9(d)(i) or (ii), the Executive shall have executed a complete release of the Company and related parties in such form as is reasonably required by the Company and any waiting periods contained in such release shall have expired.
     10. Assignability; Binding Nature.
      (a) This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors, heirs and personal representatives (in the case of the Executive) and assigns.
      (b) the Company’s rights or obligations under this Agreement may be assigned or transferred by the Company only pursuant to a merger, consolidation or similar transaction in which the Company is not the continuing entity, or a sale or liquidation of all or substantially all of the assets and business of the Company; provided, that the Executive’s written consent shall be required prior to the assignment or transfer of the Company’s rights or obligations hereunder, and provided further, that the assignee or transferee is the successor to all or substantially all of the assets and business of the Company and such assignee or transferee assumes the liabilities, obligations and duties of the Company, as contained in this Agreement, either contractually or as a matter of law. In the event of any sale of assets and business or liquidation as described in the preceding sentence, the Company shall use its best efforts to cause such assignee or transferee to expressly assume the liabilities, obligations and duties of the Company hereunder and shall cause such assignee or transferee to deliver a legal, valid and enforceable written instrument in form and substance satisfactory to the Executive and his counsel to such effect.
      (c) No rights or obligations of the Executive under this Agreement may be assigned or transferred by the Executive other than his rights to compensation and benefits, which may be transferred only by will or operation of law, or as provided in Section 15(e).
     11. Representations. the Company represents and warrants that (a) it is fully authorized by action of the Board (and of any other Person whose action is required) to enter into this Agreement and to perform its obligations hereunder, and (b) upon the execution and delivery of this Agreement by the Parties, this Agreement shall be the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.
     12. Covenant Not to Compete; Confidentiality.
      (a) Covenant Not to Compete.
         (i) The Executive agrees that for so long as the Executive is employed by the Company, and for a period of two years following the termination of the Executive’s employment for any reason, the Executive shall not directly or indirectly:
            (A) enter into or attempt to enter into a Restricted Business (as defined below) in the areas of the United States in which the Company or any of its affiliates or subsidiaries conduct business or in which the Company has planned to conduct business within two years thereafter, as a principal, partner, employee, consultant, agent, broker, intermediary, shareholder, investor, officer or director (other than as a holder of not in excess of 1% of the outstanding voting shares of any publicly traded company) which shall include, without limitation, the following activities: (1) providing risk management and or other services for any insurer or affiliate of an insurer in a Restricted Business; (2) developing, handling, or managing data or information concerning a Restricted Business; (3) participating in any decision, or developing or implementing any strategy, to engage in a Restricted Business; or (4) performing any functions in a Restricted Business that are the same as, or substantially similar to, the duties performed for the Company or any of its affiliates or subsidiaries at any time during the 12 months preceding the termination of the Executive’s employment;
            (B) induce or attempt to persuade any then-current employee, agent, manager, consultant or director of the Company or any of its affiliates or subsidiaries to terminate such employment or other relationship in order to enter into any Restricted Business with the Executive;
            (C) use contracts, proprietary information, trade secrets, confidential information, customer lists, mailing lists, goodwill, or other intangible property used or useful in connection with the business of the Company or its affiliates or subsidiaries; or
            (D) solicit or otherwise attempt to establish for the Executive or any other Person any business relationship with any Person which is, or during the one year period preceding the Executive’s date of termination of employment was, a customer, client or distributor of the Company or any of its affiliates or subsidiaries.
         (ii) For the purposes of this Section 12, a “Restricted Business” is defined as (A) the business of producing, underwriting, writing and servicing insurance policies directly or through relationships with affiliated and unaffiliated insurance agents and agencies with respect to worker’s compensation insurance coverage that RTW, Inc. or its subsidiaries produced, had underwritten, written, or serviced during the Executive’s Term of Employment, and (B) any other business that would be in direct competition with the business of the Company, RTW, or any affiliates or subsidiaries, as conducted on the date of the Executive’s termination of employment.
         (iii) The covenants of the Executive set forth in this Section 12 shall be null and void and without any force or effect upon the effective date of any liquidation or dissolution of the Company.
         (iv) It is the desire and intent of the Parties that the provisions of this Section 12 shall be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular portion of this Section 12 shall be adjudicated to be invalid or unenforceable, this Section 12 shall be deemed amended to delete therefrom the portion thus adjudicated to be invalid or unenforceable, such deletion to apply only with respect to the operation of this Section 12 in the particular jurisdiction in which such adjudication is made. The Executive acknowledges that he has received good and valuable consideration for the restrictive covenants contained in this Section 12.
      (b) Confidentiality. The Executive acknowledges that he will develop and be exposed to information that is or will be proprietary to the Company or its affiliates, including, but not limited to, customer lists, marketing plans, pricing data, product development plans and other intangible information. Such information shall be deemed confidential to the extent such information is not generally known to the public or in the Company’s industry. The Executive agrees to use such information only in connection with the performance of his duties hereunder and to maintain such information in confidence; provided, however, that the Executive may disclose such information when required to by law or by a court, government agency, legislative body or other Person with apparent jurisdiction to order him to divulge, disclose or make accessible such information.
      (c) Company Property. Promptly following any termination of Executive’s employment with the Company, the Executive shall return to the Company or its affiliates (as applicable) all property of the Company or its affiliates and all copies thereof in the Executive’s possession or under his control.
      (d) Non-Disparagement. During the Term of Employment and thereafter for two years following the date of any termination of the Executive’s employment with the Company, (i) neither the Executive nor the Company or any of its affiliates shall engage in conduct that could be disruptive in any way to the business or operations of the other or that could wrongfully interfere therewith, and (ii) neither the Executive nor the Company or any of its affiliates shall make at any time in the future any derogatory comments concerning the other or the business or operations of the other; provided, however, that nothing in this Section 12 (d) shall be deemed to prevent either Party from enforcing the other terms of this Agreement.
     13. Governing Law and Arbitration; Waiver of Jury Trial. This Agreement shall be governed by the laws of the State of Minnesota, without reference to principles of conflicts or choice of law under which the law of any other jurisdiction would apply. Any dispute or controversy arising under or in connection with this Agreement shall first be submitted to non-binding mediation. In the event such mediation fails to resolve such dispute or controversy then such dispute or controversy shall be settled exclusively by binding arbitration in St. Paul, Minnesota, in accordance with the rules of the American Arbitration Association then in effect, by an arbitrator that is acceptable to the Company and the Executive. In the event that the Company and the Executive do not agree on an acceptable arbitrator within 30 days of the date any claim for arbitration hereunder is asserted, the Company and the Executive each shall appoint one arbitrator, who shall appoint a third arbitrator to settle the dispute or controversy. In addition to any other awards granted to the prevailing party in any such dispute or controversy the prevailing party shall also be entitled to indemnification from the other party for all fees and expenses arising in connection with any such dispute or controversy governed by this Section 13 (including attorney’s fees). Judgment may be entered on the arbitrator’s award in any court having jurisdiction.
     14. Notices. Any notice required or desired to be delivered under this Agreement shall be in writing and shall be delivered personally, by courier service, by registered mail, return receipt requested, or by telecopy and shall be effective upon actual receipt by the Party to which such notice shall be directed, and shall be addressed as follows (or to such other address as the Party entitled to notice shall hereafter designate in accordance with the terms hereof):
If to the Company:
Rockhill Holding Company
700 W. 47th St., Ste. 350
Kansas City, MO 64112
Attention: Terry L. Younghanz
     If to the Executive, at his address as filed with the Company’s personnel records.
15. Miscellaneous.
      (a) Entire Agreement. This Agreement contains the entire understanding and agreement between the Parties concerning the subject matter hereof and, as of the Effective Date, supersedes all prior agreements, understandings, discussions, negotiations and undertakings, whether written or oral, between the Parties with respect thereto. There is no applicable disciplinary or grievance procedure or collective bargaining agreement.
      (b) Severability. In the event that any provision or portion of this Agreement shall be determined to be invalid or unenforceable for any reason, in whole or in part, the remaining provisions of this Agreement shall be unaffected thereby and shall remain in full force and effect to the fullest extent permitted by law so as to achieve the purposes of this Agreement.
      (c) Amendment or Waiver. No provision in this Agreement may be amended unless such amendment is set forth in writing and signed by the Parties. No waiver by either Party of any breach of any condition or provision contained in this Agreement shall be deemed a waiver of any similar or dissimilar condition or provision at the same or any prior or subsequent time. To be effective, any waiver must be set forth in writing and signed by the waiving Party.
      (d) Headings. The headings of the sections contained in this Agreement are for convenience only and shall not be deemed to control or affect the meaning or construction of any provision of this Agreement.
      (e) Beneficiaries/References. The Executive shall be entitled, to the extent permitted under any applicable law, to select and change a beneficiary or beneficiaries to receive any compensation or benefit hereunder following the Executive’s death by giving the Company written notice thereof. In the event of the Executive’s death or a judicial determination of his incompetence, reference in this Agreement to the Executive shall be deemed, where appropriate, to refer to his beneficiary, estate or other legal representative.
      (f) Survivorship. Notwithstanding anything contained herein to the contrary, if the Executive’s employment with the Company terminates during the Term of Employment, Sections 1, 9, 12, 13, 14 and 15 of this Agreement, and the Parties’ respective rights and obligations under such provisions, shall survive until all of the Parties’ obligations under such provisions are satisfied.
      (g) Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which, when taken together, shall constitute one and the same instrument.
      (h) Withholding. The Company shall make deductions from any payments provided for herein in respect of payroll tax, as applicable, up to the maximum permitted by law, as well as any other amounts required to be withheld from time to time under any applicable income or employment tax laws or similar statutes or other provisions of law then in effect, and, with respect to any non-cash compensation or benefits with respect to which a tax withholding obligation will arise, may require as a condition to receipt of such compensation or benefit that the Executive make arrangements with the Company for the satisfaction of such tax withholding obligation.
     IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first set forth above.

ROCKHILL HOLDING COMPANY

By:

Name:

Title:

EXECUTIVE

By:

Name:	Jeffrey B. Murphy

Schedule A
The Executive shall be entitled to the following benefits:
1. Term life insurance in the amount of $2,000,000 with the Executive’s spouse as beneficiary; and
2. Directors and Officers coverage in the amount of $5,000,000.